                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE:                               FOR FURTHER INFORMATION:
                                                     Lisa O'Connor
                                                     Investor Relations
                                                     412-937-3319


                                                     Tom Loftus
                                                     Corporate Communications
                                                     412-937-3382


            INTERSTATE HOTELS CORPORATION REJECTS REVISED UNSOLICITED PROPOSAL FROM SHANER HOTEL GROUP AND REAFFIRMS SUPPORT OF
                             LEHMAN GROUP INVESTMENT


PITTSBURGH, PENNSYLVANIA, OCTOBER 13, 2000 -- Interstate Hotels Corporation (Nasdaq:IHCO) today announced that its Board of Directors has reviewed the letter from the Shaner Hotel Group increasing from $4.125 to $4.50 per share in cash its unsolicited conditional proposal to purchase all of the shares of common stock of the Company.

The Board of Directors of Interstate, after considering the revised proposal, has determined that it continues not to be a "Superior Proposal" of the type necessary to permit negotiations and due diligence in accordance with the terms of the Company's definitive agreement with the Lehman group. In addition, the Board concluded that the Shaner group's proposed $1,000,000 escrow is insufficient to protect the Company financially against the potential consequences of entering into negotiations with the Shaner group.

At the direction of Interstate's Board of Directors, the Company's management has explained to the Shaner group its reasons for rejecting the Shaner group proposals.

ACCORDINGLY, THE INTERSTATE BOARD REITERATED ITS CONCLUSION THAT PURSUING THE SHANER GROUP PROPOSAL IS NOT IN THE BEST INTEREST OF THE COMPANY'S STOCKHOLDERS AND REAFFIRMED ITS RECOMMENDATION THAT STOCKHOLDERS APPROVE THE LEHMAN GROUP TRANSACTION.

The special meeting of the Company's stockholders to approve the Lehman group transaction remains scheduled for October 16, 2000. The closing of the Lehman group transaction is scheduled to occur on the same day following the special meeting, assuming a favorable vote by the Company's stockholders. Accordingly, the Lehman group has extended through the date of the scheduled closing, the deadline for Interstate to require the Lehman group to postpone their right to terminate if the closing has not occurred.

Interstate Hotels Corporation operates approximately 160 hotels with more than 30,000 rooms in 38 states in the United States as well as Canada, the Caribbean and Russia. For more information, visit www.interstatehotels.com.

                                   * * * * * *

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it cannot give assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, real estate conditions, execution of hotel development programs, changes in the availability of additional management contracts, leases or acquisitions, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC.